UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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EXXON MOBIL CORPORATION

(Name of Registrant as Specified In Its Charter)

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Exxon Mobil Corporation	James R. Chapman
22777 Springwoods Village Parkway	Vice President, Treasurer and Investor Relations
Spring, Texas 77389

May 24, 2024

Glass Lewis

255 California Street, Suite 1100

San Francisco, CA 94111

RE: 2024 Glass Lewis Proxy Statement Report and Amendments

We note the May 23, 2024, amendment to the Glass Lewis report stating the following on page 13:

On May 22, 2024, the District Court denied the defendants’ motion to dismiss the case as moot at this time. The court also dismissed Follow This, but not Arjuna Capital, from the case, for lack of personal jurisdiction and asked the parties to brief whether the case should remain in Fort Worth, noting that the Company’s decision to file there “perplexes” since the Company’s headquarters is in a suburb of Houston, Texas. (emphasis added)

The original report contained similar language:

We note that the Company chose to file this lawsuit in the Fort Worth Division of the Northern District of Texas, a venue several hundred miles from its headquarters — and much further for the proponents — whose case assignment practices have been criticized. The venue has allegedly been “targeted by conservative litigants hoping for favorable rulings” (Jacequline Thomsen. “ Shopping for the Judge You Want Honed to Perfection in Texas.” Bloomberg Law, May 9, 2024). (emphasis added)

Glass Lewis seems to be implying in these statements that ExxonMobil illegitimately filed in Fort Worth, Texas. Glass Lewis apparently finds this point very compelling based on it being the leading statement in their summary in opposing Mr. Hooley’s board candidacy. The report states on page 22:

Several factors regarding this issue merit deeper consideration. The Company chose to file this lawsuit in the Fort Worth Division of the Northern District of Texas, which has, in recent years, been selected more frequently by conservative litigants looking for favorable rulings. This forum is also a considerable distance from both proponents, which are based in Massachusetts and Amsterdam, as well as the Company’s headquarters in Houston. (emphasis added)

We sought to address this questionable analysis in our May 15, 2024, letter1 to Glass Lewis where we explained that it excludes important facts, such as ExxonMobil’s headquarters being in the Northern District of Texas the last two years during which this proposal was submitted. We were disappointed that these undisputed facts were not included in the update.

1 See pages 5-6: https://www.sec.gov/Archives/edgar/data/34088/000119312524139185/d822081ddefa14a.htm

We are writing a second time to make Glass Lewis aware of additional undisputed facts that we believe make the current analysis untenable and require a further update and modification in Glass Lewis’ recommendation.

Today, on May 24, 2024, ExxonMobil and Arjuna Capital submitted a joint response to the court where both parties agree that the Fort Worth Division of the Northern District of Texas is the proper venue for continuing the case. The joint response to the court states, in part:

ExxonMobil and Arjuna agree that an assessment of these factors does not clearly demonstrate good cause to transfer this case to the Dallas Division or to the Southern District in Houston. This dispute may be resolved through motions and briefs, and the difference between Fort Worth, Dallas, and Houston will have little relative impact on any evidence gathering that may be required. The parties also discern no difference among the contemplated venues in terms of expertise with the federal securities laws or the prompt resolution of proceedings.

We believe the time has come for Glass Lewis to correct the record and put an end to the injection of politics into its recommendation by suggesting the court is anything other than the appropriate and proper venue for a fair and impartial hearing on this matter. To be clear on the factual record, not only did Arjuna never raise a concern with the venue at the outset of the case, but when asked by the court, Arjuna agreed that this court was the proper place for the case.

In light of this, we believe Glass Lewis should amend its report and reevaluate its recommendation.

We continue to believe, as we stated in our prior letter, that Glass Lewis should amend its report to make clear its relationships with the Interfaith Center on Corporate Responsibility (ICCR) and Arjuna Capital. We have been disappointed that no efforts have been made to disclose these pertinent facts. In light of these continuing developments, we encourage Glass Lewis to reassess its decision not to do so and make disclosures that make clear that Glass Lewis is a member of ICCR alongside both (1) Arjuna Capital, the defendant, and (2) Mercy Investments Services and Wespath Investment Management, who are leading the “vote no” campaign against Mr. Hooley. These disclosures should acknowledge both (1) what business relationships, services, contributions, or fees it provides to or receives from ICCR, and (2) what discussions it has had with ICCR or its members on this matter.

Sincerely,

2